UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2016

TransEnterix, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-19437	11-2962080
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

635 Davis Drive, Suite 300, Morrisville, North Carolina		27560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

TransEnterix, Inc., a Delaware corporation (the “Company”) is a party to that certain Membership Interest Purchase Agreement, dated September 18, 2015, with Sofar, S.p.A. (“Sofar”), Vulcanos S.r.l., as the acquired company, and TransEnterix International, Inc., a wholly owned subsidiary of the Company, as Buyer (the “Purchase Agreement”) pursuant to which TransEnterix International, Inc. acquired all of the membership interests of Vulcanos S.r.l. from Sofar (the “Acquisition”). Under the terms of the Purchase Agreement, the consideration consisted of the issuance of 15,543,413 shares of the Company’s common stock (the “Securities Consideration”) and approximately $25 million U.S. Dollars and €27.5 million in cash consideration (the “Cash Consideration”). The Securities Consideration was issued in full at the closing of the Acquisition; the Cash Consideration was or will be paid in four tranches.

On December 30, 2016, the Company entered into an Amendment to the Purchase Agreement (the “Amendment”) to restructure the terms of the second tranche cash payment. Under the Purchase Agreement, the second tranche of the Cash Consideration (the “Second Tranche”) was to be payable after the achievement of both of the following milestones (i) the earlier of approval from the FDA for the Senhance System (acquired in the Acquisition), or December 31, 2016, and (ii) the Company having cash on hand (which means cash and cash equivalents, as defined by US GAAP) of at least $50 million, or successfully completing a new financing or financings, raising at least $50 million in gross proceeds; with payment of simple interest at a rate of 9.0% per annum between the achievement of the first milestone event and the payment date. Under the Amendment, the Second Tranche was restructured to be paid as follows:

(A) Issuance of 3,722,685 shares of the Company’s common stock with an aggregate fair market value of Five Million Euro (€5.000.000) or Five Million, Two Hundred Twenty-Six Thousand, Six Hundred Fifty Dollars (US $5,226,650), based on an exchange rate of €1 = $1.04533, as published on December 30, 2016 (the “Shares”). The price per Share is $1.404 and was calculated based on the average of the closing prices of Company’s common stock on ten consecutive trading days ending one day before the execution of the Amendment; and

(B) Payment of Five Million Euro (€ 5.000.000) in cash upon the occurrence of any one of the following events:

(1) receipt of clearance from the FDA for the Senhance System; or

(2) the Company having cash on hand (which means cash and cash equivalents, as defined by US GAAP), at any time of at least Fifty Million Dollars (US $50,000,000), or

(3) successful completion of a new financing or financings by the Company and its subsidiaries and its persons – on a consolidated basis — raising at least Fifty Million Dollars (US $50,000,000) in gross proceeds to the Company and commenced after September 2015, exclusive of any financing proceeds related to the December 2016 purchase agreement between the Company and Lincoln Park Capital Fund, LLC.

The Five Million Euro (€ 5.000.000) cash payment began to accrue simple interest at a rate of 9% per annum beginning on December 31, 2016 and will continue to accrue interest until paid in full. Such payment will be due immediately upon the completion of one of the three events identified above, except that the Company may, in its sole discretion, defer payment until December 31, 2017 in the event that any of the three events occurs before December 31, 2017.

The Amendment reduces the cash payments to be made by the Company by Five Million Euro (€ 5.000.000), allowing the Company to conserve more of its available cash for working capital and general corporate purposes. The Amendment contains customary representations and warranties of the parties.

The offer and sale of the Shares under the Amendment was made on January 4, 2017 under the Company’s previously filed and currently effective Registration Statement on Form S-3 (File No. 333-199998). The issuance and sale of the Shares provides $5,226,650 in cash availability to the Company by reducing the Cash Consideration owed to Sofar under the Purchase Agreement. The Company intends to use its available cash for general corporate purposes, including working capital, product development and capital expenditures.

The Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Amendment is a summary only and does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the exhibit attached hereto.

Item 8.01 Other Events

On January 5, 2017, the Company issued a press release announcing its entry into the Amendment and Sofar’s additional equity investment in the Company. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

5.1	Opinion of Ballard Spahr LLP

10.1	Amendment to Membership Interest Purchase Agreement by and among TransEnterix, Inc., TransEnterix International, Inc., and Sofar, S.p.A., dated December 30, 2016

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

99.1	Press release, dated January 5, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransEnterix, Inc.

January 5, 2017	By:	/s/ Joseph P. Slattery

Name: Joseph P. Slattery
Title: EVP and CFO

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Exhibit Index

Exhibit No.	Description

5.1	Opinion of Ballard Spahr LLP
10.1	Amendment to Membership Interest Purchase Agreement by and among TransEnterix, Inc., TransEnterix International, Inc., and Sofar, S.p.A., dated December 30, 2016
99.1	Press release, dated January 5, 2017